EXHIBIT 99.1

For more information:
Joe McCreery
Head of Investor Relations
903-988-6425

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES
UPSIZED REVOLVING CREDIT FACILTY

KILGORE, TX - February 18, 2014 (GlobeNewswire) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that it has increased the size of its revolving credit facility to $637,500,000. This represents an increase of $37,500,000 as the Partnership has added Deutsche Bank AG - New York Branch to its syndicate of lenders for that amount. The revolving credit facility is the Partnership’s primary source of liquidity and matures March 28, 2018. As of December 31, 2013, the Partnership had $235 million outstanding on its revolving credit facility.

About Martin Midstream Partners L.P.
Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas liquids distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.
Forward-Looking Statements
Statements in this release other than historical facts are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.